Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Announces Closing of Over-Allotment Option

HOUSTON—April 21, 2008—In connection with its previously announced public offering of 2,000,000 shares of common stock through a firm commitment underwritten offering, BPZ Resources, Inc. (AMEX:BZP) announced the closing of the underwriter’s over-allotment option to purchase up to 200,000 shares of its common stock.  The sale of the 200,000 shares occurred Friday April 18, 2008 and resulted in net proceeds to BPZ Resources after underwriting fees and discounts of approximately $3.7 million.  Canaccord Adams acted as the lead underwriter and sole book-running manager for the offering.

The 200,000 shares were previously included in the fully diluted share count of 82,025,738.  The Company has 76,644,471 shares outstanding including the over-allotment.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission.  This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sales would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction.

Houston-based BPZ Resources is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with, the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation.

Statements in the news release, including but not limited to those relating to the proposed offering, use of proceeds and other statements that are not historical facts are forward looking statements at that are based on current expectations.  Although BPZ Resources believes that its expectations are based on reasonable assumptions, it can give no assurances that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include market conditions, capital needs and uses and other risks described in the Company’s Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.

#####